FNCB DECLARES CASH DIVIDEND

The Board of Directors of First National Community Bancorp, Inc. (“FNCB”) declared a regular fourth quarter cash dividend of $.11 cents per share and a special year-end cash dividend of $.02 per share, payable December 15, 2008 to shareholders of record on November 28, 2008. During 2008, cash dividends now total $.46 per share which represents an 8% increase over the per share dividend paid last year after adjusting for the 25% stock dividend paid December 27, 2007. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

The company’s subsidiary, First National Community Bank, conducts business from twenty offices located throughout Lackawanna, Luzerne, Wayne, and Monroe counties.

In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the board of directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis, as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time-to-time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Corporation. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.